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                                                                    EXHIBIT 99.1



    GOODY'S REACHES SETTLEMENT IN HILFIGER LITIGATION AND RELATED INSURANCE
                                   LITIGATION

Knoxville, Tennessee (June 30, 2003) -- Goody's Family Clothing, Inc. (Nasdaq:
GDYS) today announced that it has reached a settlement agreement with Tommy Hilfiger resolving all outstanding issues arising out of the previously disclosed action brought by Tommy Hilfiger against Goody's. A trial court had awarded damages to Tommy Hilfiger in the amount of approximately $11 million plus attorney's fees and costs in its action against Goody's. Under the settlement, Goody's agreed to make an $11 million cash payment to Tommy Hilfiger. The settlement amount also encompassed the settlement of claims against Goody's denim supplier in a separate action which was still pending. Goody's was indemnifying that supplier and had been paying for the supplier's defense of such action. Goody's also announced that it has reached agreements in principle for the settlement with its insurance carriers regarding the previously disclosed litigation concerning the insurers' obligations to Goody's in connection with the Hilfiger actions. As a result of the combined settlements (subject to the consummation of the agreed upon settlements with the insurance carriers), in the second quarter of fiscal 2003, the Company will reverse slightly in excess of $4 million of the pre-tax charge (estimated at $0.08 per diluted share after taxes) previously recorded based upon the Company's earlier estimates in connection with these matters. The foregoing per diluted share estimate is based upon a current estimate of the number of fully diluted shares at the end of the second quarter. Terms of the settlements with the insurance carriers were not disclosed.

Goody's, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel for women, men and children. The Company currently operates 330 stores in the 18 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.